Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Third Quarter 2021 Results

Revenue of $79.6 Million, Earnings Per Diluted Share of $1.50

Revenue Gains Achieved for All Segments

Progress Made on Relocation of Newark, CA Facility, Consolidation of Woburn, MA Announced

Westwood, MA – July 12, 2021 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the quarter ended May 31, 2021, the third quarter of its fiscal year 2021.

Fiscal Third Quarter Key Highlights

●	Total Revenue of $79.6 million, up 23% compared to $64.9 million in the prior year.
●	Gross Margin of 42%, compared to 39% in the prior year.
●	Net Income of $14.3 million, up 44% compared to $9.9 million in the prior year.
●	Adjusted EBITDA of $22.4 million, up 40% compared to $16.0 million in the prior year.
●	Free Cash Flow of $15.9 million, up 6% compared to $15.0 million in the prior year.
●	Ended fiscal third quarter of 2021 with a cash balance of $102.9 million.
●	Progress made on consolidation of Newark, CA facility, consolidation of Woburn, MA announced.

“The recovering demand across our segments and our third quarter performance are testaments to the resiliency of our business, the loyalty of our customers, and our ability to execute on our strategic growth drivers,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation. “The Adhesives, Sealants and Additives segment led the Company’s top-line improvement in the third quarter, with significant momentum in international markets, as well as the successful integrations of the recent acquisitions of ABchimie and the operations of Emerging Technologies, Inc (“ETi”). The Industrial Tapes and Corrosion Protection and Waterproofing segments also achieved a recovery in demand over the COVID-19 impacted prior year, with domestic waterproofing project work leading the Corrosion Protection and Waterproofing rebound.”

Mr. Chase added, “We made additional progress in our efforts to streamline our operations, optimize our footprint and drive greater efficiency within our portfolio during the third quarter. We advanced on the previously announced movement of our Newark, CA production plant to our Hickory, NC facility. Additionally, we announced that our adhesives systems production facility in Woburn, MA will be consolidating into our existing O’Hara Township, PA location. We believe these consolidation initiatives will allow us to more effectively meet customer requirements.”

Mr. Chase continued, “Over the last nine months, the Company has labored tirelessly to keep our employees and our communities safe, while continuing to work to exceed the expectations of our customers in this difficult time. We made significant strides in improving our operational efficiencies and expanding margins, and believe we are well-positioned to drive top- and bottom-line growth through organic and inorganic opportunities in the coming quarters. Our business model and suite of products allows us to serve high growth trends including 5G, electric vehicles, and Internet of Things (IoT) technologies, while consistently reviewing and refining our current portfolio of companies, end markets and segments to achieve optimal operational and cost efficiencies.”

“As we move forward into the fourth quarter, we continue to face global raw material inflationary pressures and supply chain challenges.  Chase continues to meet its customers’ increasing demand by leveraging our global network, partnering with customers and suppliers and driving further efficiencies throughout our production and logistics processes. While we look to drive cost savings, we will also continue to institute customer price adjustments as needed across all affected product lines to protect gross margins.”

Fiscal Third Quarter Financial Highlights

●	Total Revenue grew 23% to $79.6 million, compared to Q3 FY20.
●	Gross Margin of 42%, compared to 39% in Q3 FY20, due in part to sales mix and operational efficiencies, including site consolidation.
●	Selling, General and Administrative expenses increased 18% to $14.0 million from the year-ago period.
●	Effective Income Tax Rate of 19.5%, compared to 20.9% in the year-ago period.
●	Net Income for the fiscal third quarter of 2021 was $14.3 million, or $1.50 per diluted share, compared to a Net Income of $9.9 million, or $1.04 per diluted share, for the fiscal third quarter of 2020.
●	Adjusted EBITDA for the fiscal third quarter of 2021 was $22.4 million, compared to Adjusted EBITDA of $16.0 million in the prior-year quarter. The reconciliation of Net Income to Adjusted EBITDA is included at the end of this news release.
●	Free Cash Flow in the fiscal third quarter of 2021 was $15.9 million, compared to Free Cash Flow of $15.0 million in the prior-year quarter.

“We are encouraged to see each of our operating segments achieve top-line expansion year-over-year, as our recent acquisitions, ABchimie and ETi, helped drive our performance for the third quarter as well as establish a strong footing for future growth in the coming quarters. We are pleased with the synergy these acquisitions have had amongst our product portfolio, further attesting to our ability to drive operational efficiencies and inorganic growth," said Michael J. Bourque, Treasurer and Chief Financial Officer of Chase Corporation. “We finished the quarter with no debt, an overall cash balance of $102.9 million, and have full access to our $150 million credit facility to invest in growth, as needed. To further support growth initiatives and maintain financial flexibility, we plan to enter into a new facility prior to our current facility’s December 2021 maturity date.”

Adhesives, Sealants and Additives

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2021	2020	2021	2020
Revenue	$33,861	$22,922	$95,507	$73,184
Cost of products and services sold	18,850	13,044	52,461	41,831
Gross Margin	$15,011	$9,878	$43,046	$31,353
Gross Margin %	44%	43%	45%	43%

Revenue in the Company’s Adhesives, Sealants and Additives segment increased $10.9 million or 48% in the third fiscal quarter, with $7.2 million from organic revenue growth. The revenue expansion was largely driven by growth in Asian and European markets, as well as inorganic growth provided by the acquired operations of ABchimie, as sales within the electronic and industrial coatings product line increased. The functional additives product line also experienced both organic and inorganic volume growth over the period, with the acquired operations of ETi supporting the product line.

Industrial Tapes

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2021	2020	2021	2020
Revenue	$32,249	$31,752	$87,085	$91,931
Cost of products and services sold	20,043	21,118	55,853	62,640
Gross Margin	$12,206	$10,634	$31,232	$29,291
Gross Margin %	38%	33%	36%	32%

Revenue in the Industrial Tapes segment increased $497,000 or 2% in the third fiscal quarter. In the period, the specialty products, pulling and detection and cable materials product lines each had sales slightly ahead of the prior year’s COVID-19 impacted quarter. In the trailing nine-month period ended May 31, 2021, the Industrial Tapes segment, driven by residual COVID-19 effects on cable materials as well as top-line decreases in specialty products and pulling and detection product lines, underperformed compared to the prior year. The electronic materials product line, which sells nearly exclusively to Asian markets, reported a decline in the third fiscal quarter. However, electronic materials sales remain above the previous year on a year-to-date basis.

Corrosion Protection and Waterproofing

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2021	2020	2021	2020
Revenue	$13,483	$10,197	$32,624	$32,140
Cost of products and services sold	7,419	5,527	18,518	17,667
Gross Margin	$6,064	$4,670	$14,106	$14,473
Gross Margin %	45%	46%	43%	45%

Revenue from the Corrosion Protection and Waterproofing segment increased $3.3 million or 32% compared to the year-ago period. The segment’s growth was primarily driven by the coating and lining systems and building envelope product lines, which were favorable in both the year-over-year and year-to-date periods, as well as recovery and growth achieved following winter weather events which took place in Houston, TX during the second quarter. The pipeline coatings product line performed favorable for the quarter, however, trailed on a year-to-date basis. Bridge and highway product line sales were unfavorable in both the quarter and year-to-date period.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; expectations relating to the renewal of its credit facility; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and nine months ended May 31, 2021 and 2020.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2021	2020	2021	2020
Revenue	$79,593	$64,871	$215,216	$197,255
Costs and Expenses
Cost of products and services sold	46,312	39,689	126,832	122,138
Selling, general and administrative expenses	13,969	11,795	38,560	37,025
Research and product development costs	957	958	3,034	3,045
Operations optimization costs	22	268	120	977
Acquisition-related costs	—	20	128	153
Gain on sale of real estate	—	(760)	—	(760)
Loss (gain) on contingent consideration	262	—	995	—
Operating income	18,071	12,901	45,547	34,677
Interest expense	(68)	(67)	(204)	(178)
Other income (expense)	(260)	(307)	(758)	(1,096)
Income before income taxes	17,743	12,527	44,585	33,403
Income taxes	3,454	2,619	10,288	8,254
Net income	$14,289	$9,908	$34,297	$25,149
Net income per diluted share	$1.50	$1.04	$3.61	$2.64
Weighted average diluted shares outstanding	9,435	9,429	9,424	9,436
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$14,289	$9,908	$34,297	$25,149
Interest expense	68	67	204	178
Income taxes	3,454	2,619	10,288	8,254
Depreciation expense	973	948	2,925	2,989
Amortization expense	3,376	2,898	9,566	8,724
EBITDA	$22,160	$16,440	$57,280	$45,294
Loss (gain) on contingent consideration	262	—	995	—
Operations optimization costs	22	268	120	977
Acquisition-related costs	—	20	128	153
Gain on sale of real estate	—	(760)	—	(760)
Pension settlement costs	—	75	—	75
Adjusted EBITDA	$22,444	$16,043	$58,523	$45,739

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2021	2020	2021	2020
Reconciliation of net income to adjusted net income
Net income	$14,289	$9,908	$34,297	$25,149
Excess tax benefit related to ASU No. 2016-09	(15)	(148)	(161)	(148)
Loss (gain) on contingent consideration	262	—	995	—
Operations optimization costs	22	268	120	977
Acquisition-related costs	—	20	128	153
Gain on sale of real estate	—	(760)	—	(760)
Pension settlement costs	—	75	—	75
Income taxes *	(60)	83	(261)	(93)
Adjusted net income	$14,498	$9,446	$35,118	$25,353
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.53	$1.00	$3.70	$2.67

* For the three and nine months ended May 31, 2021 and 2020, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2021 and 2020.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2021	2020	2021	2020
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$16,614	$15,204	$43,000	$42,665
Purchases of property, plant and equipment	(689)	(217)	(1,749)	(1,044)
Free cash flow	$15,925	$14,987	$41,251	$41,621